PENN VIRGINIA CORPORATION
                           BYLAWS
                  AS AMENDED JULY 22, 1997
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ARTICLE 1   SHAREHOLDERS

Section 1.   Meetings.

     A.   Annual Meeting.   Unless otherwise fixed by the
board of directors the annual meeting of shareholders for the election of directors and for other business shall be held on the first Tuesday of May in each year or, if that day is a legal holiday, on the first subsequent business day.

     B.   Special Meetings.   Special meetings of the
shareholders may be called at any time by the chief executive officer, or a majority of the board of directors, or the holders of at least one-fifth of the shares of stock of the Company outstanding and entitled to vote.

     C.   Place.   Meetings of the shareholders shall be
held at such place in Philadelphia, Pennsylvania or elsewhere, as may be fixed by the board of directors in the notice of meeting.


Section 2.   Notice.

Written notice of the time and place of all meetings of shareholders and of the purpose of each special meeting of shareholders shall be given to each shareholder entitled to vote thereat at least ten days before the date of the meeting, unless a greater period of notice is required by law in a particular case.


Section 3.   Voting.

     A. Voting Rights. Except as otherwise provided herein, or in the Articles of Incorporation, or by law, every shareholder shall have the right at every shareholders' meeting to one vote for every share standing in his name on the books of the Company which is entitled to vote at such meeting. Every shareholder may vote either in person or by proxy.

     B.   Election of Directors.  At each annual
meeting the shareholders shall elect nine directors who shall constitute the entire Board.


Section 4.   Quorum.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of stock of the Company entitled to vote at a meeting shall constitute a quorum. If a quorum is not present, no business shall be transacted except to adjourn to a future time.



ARTICLE 2   DIRECTORS

Section 1.   Term of Office.

Each director elected at an annual meeting of the shareholders shall hold office until the next annual meeting, unless properly removed or disqualified, and until such further time as his successor is elected and has qualified.


Section 2.    Powers.

The business of the Company shall be managed by the board of directors which shall have all powers conferred by law and these bylaws. The board of directors shall elect, remove or suspend officers, determine their duties and compensations, and require security in such amounts as it may deem proper.


Section 3.   Meetings.

     A. Regular Meetings. Regular meetings shall be held at such times as the board shall designate by resolution. Notice of regular meetings need not be given.

     B. Special Meetings. Special meetings of the board may be called at any time by the chief executive officer and shall be called by him upon the written request of one-third of the directors. Written notice of the time, place and the general nature of the business to be transacted at each special meeting shall be given to each director at least three days before such meeting.

     C. Place. Meetings of the board of directors shall be held at such place as the board may designate or as may be designated in the notice calling the meeting.


Section 4.    Quorum.

A majority of the number of directors in office immediately before the meeting begins shall constitute a quorum for the transaction of business at any meeting and, except as provided in Article VII, the acts of a majority of the directors present at any meeting at which a quorum is present shall be the acts of the board of directors.


Section 5.   Vacancies.

Vacancies in the board of directors (including one resulting from an increase by not more than two) shall be filled by vote of a majority of the remaining members of the board though less than a quorum. Such election shall be for the balance of the unexpired term or until a successor is duly elected by the shareholders and has qualified.



ARTICLE 3   BOARD COMMITTEES

Section 1.   Executive Committee.

The board of directors by resolution of a majority of the number of directors then in office may designate three or more directors to constitute an executive committee, which, to the extent provided in such resolution, shall have and may exercise all the authority of the board of directors except to approve an amendment of the Company's articles of incorporation or a plan of merger or consolidation. If an executive committee is so designated it will elect one of its members to be its chairman.


Section 2.   Compensation and Benefits Committee.

The board of directors by resolution of a majority of the number of directors then in office may designate three or more outside directors to constitute a compensation and benefits committee, which shall have such power and authority as may be provided in such resolution.


Section 3.   Other Committees.

The board of directors by resolution of a majority of the number of directors then in office may create or disband other committees, as deemed to be proper.



ARTICLE 4   OFFICERS

Section 1.   Election.

At its first meeting after each annual meeting of the shareholders, the board of directors shall elect a president, treasurer and secretary, and such other officers as it deems advisable. Any two or more offices may be held by the same person except the offices of president and secretary.


Section 2.   Chairman and President.

     A. Chairman. The chairman shall preside at all meetings of the board and of the shareholders. If so designated by the board of directors, the chairman shall be the chief executive officer.

     B. President. The president shall be either the chief executive officer or the chief operating officer of the Company, as designated by the board of directors.
The president shall have such duties as the board of directors and the chairman of the Company shall prescribe.


Section 3.   Other Officers.

The duties of the other officers shall be those usually related to their offices, except as otherwise prescribed by resolution of the board of directors.


Section 4.   General.

In the absence of the chairman and president, the person who has served longest as vice president or any other officer designated by the board shall exercise the powers and perform the duties of the chief executive officer or chief operating officer or both.

The chief executive officer or any officer or employee authorized by him may appoint, remove or suspend agents or employees of the Company and may determine their duties and compensation.



ARTICLE 5  INDEMNIFICATION

Section 1.   Right to Indemnification.

The Company shall indemnify any person who was or is a party or threatened to be a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and whether or not by or in the right of the corporation, by reason of the fact that he is or was a director or officer of the Company (or a predecessor corporation adsorbed in a merger or other transaction), or, while a director or officer of the Company or such predecessor, is or was serving at the request of the Company or such predecessor as a director, officer, partner, trustee, administrator, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, for expenses (including attorney's fees), judgments, fines, penalties, including any excise tax assessed with respect to an employee benefit plan, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the extent that (a) such person is not otherwise indemnified, (b) such person has not improperly received a personal benefit and (c) the liability did not result from such person's gross negligence or willful misconduct.


Section 2.    Advance of Expenses.

Expenses incurred by a director or officer of the Company in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company.


Section 3.    Procedure for Determining Permissibility.

The procedure for determining the permissibility of indemnification (including the advance of expenses) shall be that set forth in Section 13.1-701.B of the Virginia Corporation Law, provided that, if there has been a change in control of the Company between the time of the action or failure to act giving rise to the claim for indemnification and such claim, then at the option of the person seeking indemnification, the permissibility of indemnification shall be determined by special legal counsel selected jointly by the Company and the person seeking indemnification. The reasonable expenses of any director or officer in prosecuting a successful claim for indemnification, and the fees and expenses of any special legal counsel engaged to determine permissibility of indemnification, shall be borne by the Company.


Section 4.   Contractual Obligation; Inuring of Benefit.

The obligations of the Company to indemnify a person under this Article V, including the obligation to advance expenses, shall be considered contractual obligations of the Company to such person, subject only to the determination of permissibility as set forth in the preceding Section, and no modification or repeal of any provision of this Article V shall affect, to the detriment of such person, the obligations of the Company in connection with a claim based on any act or failure to act occurring before such modification or repeal. The obligations of the Company to indemnify a person under this
Article V, including the obligation to advance expenses, shall inure to the benefit of the heirs, executors and administrators of such person.


Section 5.   Insurance and Other Indemnification.

The board of directors of the Company shall have the power but shall not be obliged to (a) purchase and maintain, at the Company expense, insurance on behalf of the Company and its director, officers, employees and agents against liabilities asserted against any of them, including the Company's obligations to indemnify and advance expenses, to the extent that power to do so is not prohibited by applicable law, and (b) give other indemnification to the extent not prohibited by applicable law.



ARTICLE 6  CERTIFICATES OF STOCK

Section 1.     Share Certificates.

Every shareholder of record shall be entitled to a share certificate representing the shares held by him. Every share certificate shall bear the corporate seal and the signature of the president or a vice president and the secretary or an assistant secretary or treasurer of the Company.


Section 2.    Transfers.

Shares of stock of the Company shall be transferable on the books of the Company only by the registered holder or by duly authorized attorney. A transfer shall be made only upon surrender of the share certificate.



ARTICLE 7  AMENDMENTS

These bylaws may be changed at any regular or special meeting of the board of directors by the vote of a majority of the number of directors in office immediately before the meeting or at any annual or special meeting of shareholders by the vote of the holders of a majority of the outstanding stock entitled to vote. Notice of any such meeting of shareholders shall set forth the proposed change or a summary thereof.